EXHIBIT 10.7

August 08, 2025

Re:    Bonus Opportunities

Dear Mr. Moore:

The purpose of this letter agreement (this “Agreement”) is to summarize the terms of a cash bonus that you are eligible to receive from Farmer Bros. Co. (the “Company”) either (i) in connection with a Change in Control (as such term is defined in the Company’s Amended and Restated 2017 Long-Term Incentive Plan or in any amended and restated, replacement or successor plans) (the “LTIP”) that is consummated on or before January 1, 2026, subject to your continuous employment through the consummation of such Change in Control, or (ii) if a Change in Control has not been consummated by January 1, 2026, subject to your continuous employment through January 1, 2026. The payment of either bonus, as applicable, is subject to the terms and conditions described herein. This Agreement shall apply only to the first Change in Control that occurs following the date hereof and shall automatically terminate following such Change in Control or, if earlier, upon the payment of the Special Bonus pursuant to Section 1(b).
1.Transaction Bonus or Special Bonus; Potential PBRSU Grant.
(a)You will be eligible to receive a one-time cash transaction bonus equal to $400,000 (the “Transaction Bonus”), less applicable taxes and withholdings, subject to (i) your continuous employment with the Company through the consummation of a Change in Control, (ii) the consummation of such Change in Control on or before January 1, 2026, and (iii) the other terms and conditions of this Agreement. If earned under this Agreement, the Transaction Bonus shall be paid to you in a lump sum on the closing date of such Change in Control.

(b)In the event that no Change in Control occurs on or before January 1, 2026, then, in lieu of the Transaction Bonus, you will be eligible to receive a one-time cash bonus equal to $200,000 (the “Special Bonus”), less applicable taxes and withholdings, subject to (i) your continuous employment with the Company through January 1, 2026, and (ii) the other terms and conditions of this Agreement. If earned under this Agreement, the Special Bonus shall be paid to you in a lump sum on the first payroll date following January 1, 2026. In addition, and also solely in the event that no Change in Control has been consummated on or before January 1, 2026, the Company will grant to you a performance-based Restricted Stock Unit (“PBRSU”) award in the amount of $300,000 under the LTIP on January 2, 2026. Such PBRSU award shall be granted with such terms as determined by the Compensation Committee of the Board of Directors of the Company in accordance with the LTIP.

(c)For the avoidance of doubt, you shall be eligible for either the Transaction Bonus or the Special Bonus, but in no event both bonus amounts, and in each case subject to your continuous employment through the applicable vesting date described in this Section 1.
2.Governing Law. The Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

EXHIBIT 10.7
3.Waiver of Jury Trial. Each party hereby irrevocably waives their right to a jury for any action, proceeding or counterclaim arising from or relating to this Agreement, to the fullest extent permitted by applicable law.
4.Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement signed by each of the parties.
5.Assignability. You may not assign, delegate, or otherwise transfer any of your rights or obligations under this Agreement without the prior written consent of the Company. The Company may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without your consent.
6.Section 409A. Payments under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement shall be construed and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A of the Code. Payments made to you under this Agreement in error shall be returned to the Company through the entity through which such amount was paid directly to you, and do not create a legally binding right to such payments.
    Sincerely,

Farmer Bros. Co.
By:	/s/ Jared Vitemb
Name:	Jared Vitemb
Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

ACKNOWLEDGED AND AGREED
This 12th day of August, 2025
/s/John Moore
Name: John Moore

2